Press Release	Exhibit 99.1 FOR FURTHER INFORMATION: Sean T. Smith SVP - CFO Photronics, Inc. (203) 775-9000 ssmith@photronics.com
FOR IMMEDIATE RELEASE February 13, 2008

PHOTRONICS REPORTS FIRST QUARTER RESULTS

     BROOKFIELD, Connecticut February 13, 2008 -- Photronics, Inc. (Nasdaq:PLAB), a worldwide leader in supplying innovative imaging technology solutions for the global electronics industry, today reported fiscal 2008 first quarter results for the period ended January 27, 2008.

     Sales for the quarter were $103.2 million, down 2.6%, compared to $106.0 million for the first quarter of fiscal year 2007. Net loss for the first quarter of fiscal year 2008 amounted to $3.3 million, or $0.08 loss per diluted share compared to net income of $7.9 million, or $0.17 earnings per diluted share for the first quarter of fiscal 2007, including a gain on the sale of a facility of $2.3 million, or $0.04 per diluted share.

     Michael J. Luttati, Chief Executive Officer commented, "Our intense focus on qualifying customers at our new sites and with new technologies during 2007 has begun to yield positive results. In addition, ongoing efforts to lower our cost structure through product quality, cycle time, productivity and supply chain initiatives have helped offset some of the additional costs we have added to the business as a result of the investments we have made in our new facilities in Boise, Idaho; Shanghai, China; and Taichung, Taiwan. For instance, the Company maintained a relatively flat employee headcount over the past few years while strategically expanding its manufacturing base and technology capabilities. We are focused on continuing this cost reduction discipline to ensure our future success."

     In closing, Mr. Luttati added, "We remain dedicated to our long-term financial goals, and most importantly, we will continue to keep our focus of being valued by our customers as the "best-in-class" service provider across all technology nodes and business regions. I am encouraged by our accomplishments, progress and our ability to position Photronics as a tightly integrated profitable technology leader. We understand the need to continue to show tangible results from the investments we have made and are committed to delivering them.”

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Exhibit 99.1
PHOTRONICS REPORTS FIRST QUARTER RESULTS	PAGE TWO

     A conference call with investors and the media to discuss these results can be accessed by logging onto Photronics’ web site at www.photronics.com and clicking on the “Conference Calls” button on the top right corner of the home page. The call is scheduled for 8:30 a.m. Eastern Time on Thursday, February 14, 2008. The live dial-in number is 719-325-4797. The call will be archived for instant replay access until the Company reports its fiscal 2008 second quarter results after the market closes on Tuesday, May 13, 2008.

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Photronics is a leading worldwide manufacturer of photomasks. Photomasks are high precision quartz plates that contain microscopic images of electronic circuits. A key element in the manufacture of semiconductors and flat panel displays, photomasks are used to transfer circuit patterns onto semiconductor wafers and flat panel substrates during the fabrication of integrated circuits, a variety of flat panel displays and, to a lesser extent, other types of electrical and optical components. They are produced in accordance with product designs provided by customers at strategically located manufacturing facilities in Asia, Europe, and North America. Additional information on the Company can be accessed at www.photronics.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements made by or on behalf of Photronics, Inc. and its subsidiaries (the Company). The forward-looking statements contained in this document involve risks and uncertainties that may affect the Company’s operations, markets, products, services, prices, and other factors as discussed in filings with the U. S. Securities and Exchange Commission (SEC). These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental, and technological factors. Accordingly, there is no assurance that the Company’s expectations will be realized. The Company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.